Exhibit 10.6

CRUDE TALL OIL AND BLACK LIQUOR SOAP SKIMMINGS AGREEMENT

THIS CRUDE TALL OIL AND BLACK LIQUOR SOAP SKIMMINGS AGREEMENT (this “Agreement”) is made and entered into on ___________, 2016, (“Effective Date”), by and between WestRock Shared Services, LLC and WestRock MWV, LLC, on behalf of the affiliates of WestRock Company (“Seller”), and Ingevity Corporation, a Delaware corporation (“Buyer”). Buyer and Seller may each be referred to as a “Party” and collectively as the “Parties.”

WHEREAS, Seller produces black liquor soap skimmings (“BLSS”) and crude tall oil (“CTO”, together with BLSS, each as further described on Exhibit A, the “Products”) at certain of its mills; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, Seller’s entire production of the Products at such mills;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and subject to terms, provisions and conditions set forth herein, the Parties hereto agree as follows:

1.	PURCHASE AND SALE

Seller agrees to sell to Buyer, and Buyer agrees to purchase and receive from Seller, one hundred percent (100%) of the output of BLSS and CTO produced and originating at Seller’s Mills (as defined in Section 1(B)), upon the terms and conditions set forth herein:

A.	Quantity: (i) Notwithstanding anything in this Agreement to the contrary, in no event shall any provision in this Agreement require Seller to produce any minimum quantities of CTO or BLSS at any of the Mills (whether individually or aggregate) and the Parties agree that the volume of output of the Products will be subject to change in Seller’s sole discretion, including, but not limited to, any reduction in volume that may arise as a result of any closure of or modification of any such Mill(s) or their operating processes or the volumes and types of pulp and paper products produced therein. For the purpose of this Agreement one CTO equivalent ton is defined as one short ton (2,000 pounds) of CTO or two short tons (4,000 pounds) of BLSS (each, a “CTO Equivalent Ton” and collectively, the “CTO Equivalent Tons”).

(ii) Buyer shall use commercially reasonable efforts to assist Seller to identify areas to maintain and/or improve the recovery and quality of the Products produced at the Mills in order to assist Seller in its efforts to produce the Products. Buyer’s duties relative to technical service efforts with respect to Product recovery and quality shall include, but not be limited to: (a) regular visits to Mill sites to perform analysis of current state of quality and recovery, (b) sample collection and subsequent testing of physical properties of the Products, (c) the preparation of quality reports to be distributed to each Mill at a minimum of once per calendar quarter, and (d) other activities that the Parties may mutually deem to be reasonably necessary to support the ongoing production and quality of the Products.

B.	Mill locations: Seller’s and its affiliates’ mills whose Products are included in this Agreement are located at Fernandina Beach, FL; Hodge, LA; West Point, VA; Florence, SC; Panama City, FL; Hopewell, VA; Demopolis, AL; Phenix City, AL, Evadale TX, and Tres Barras, Santa Cantarina Brazil, and any New Mills whose Products are added by Seller pursuant to section 6 (A) below (each, a “Mill” and collectively, the “Mills”).

In the event Seller sells or otherwise transfers any Mill or ceases production of Products at any Mill, the remaining above-named Mills and any New Mills shall be deemed the Mills for purposes of this Agreement.

C.	Quality: CTO and BLSS sold hereunder is not guaranteed to meet any specifications; however, Buyer and Seller will determine whether CTO and BLSS sold hereunder: (i) meets or exceeds the minimum weighted-average quarterly (“WQA”) specifications for each Mill included in Exhibit B and (ii) meets or is less than the maximum WQA specifications for each Mill included in Exhibit B (collectively, the “Specifications” and each a “Specification”). The WQA for each Specification for each Mill will be monitored, sampled, and reported per Exhibit B at the end of each calendar quarter. If CTO or BLSS quality falls below any Specification, Seller will determine, in its sole discretion, which actions, if any, it will take to improve quality. It is understood that Seller shall have no obligation to deliver CTO or BLSS that meets or exceeds either the minimum or maximum Specifications set forth in Exhibit B.

i.	Quality parameters are set on an individual Mill basis. References below to “Moisture Content,” “Acid Number,” “Hexane Insolubles,” “Soap Number,” “Anthraquinone,” “Fiber in Soap,” and “Black Liquor,” are references to such terms associated with various Specifications as further described in Exhibit B. In the event that the WQA CTO or BLSS quality of any particular Mill (i) does not meet or exceed the minimum Specifications set forth on Exhibit B, or (ii) exceeds any of the maximum Specifications set forth on Exhibit B, as applicable, for particular shipments or tonnage of Products (“Below Standard Products”) then Seller will provide a credit memo to Buyer for use within thirty (30) days against applicable invoices from Seller (or, if this Agreement has terminated, will reimburse Buyer), as follows:

a.	Moisture Content of CTO. Seller will provide a credit for excess moisture included with CTO sold to Buyer during such calendar quarter as follows: The credit shall be based on the amount that the WQA is above the Specification maximum limit for each specific Mill. For example, if a specific Mill sells 1,000 tons that had a CTO Moisture Content WQA of thirteen percent (13%) and a moisture Specification of two percent (2%), then Seller will provide a Below Standard Product credit equal to (13% - 2%) * 1000 = 110 tons multiplied by the then-current Purchase Price of CTO as described in Exhibits C and E hereto.

b.	Acid Number for CTO and BLSS. Seller will provide a credit for the tons of Below Standard Products sold to Buyer during such calendar quarter based on the amount that the Mill specific WQA is below the applicable Acid Number minimum Specification on Exhibit B. The following calculation will apply: (Mill WQA Acid Number - Mill Acid Number Specification) divided by the Mill Acid Number Specification multiplied by the then-current CTO or BLSS Purchase Price, as applicable, multiplied by the tons delivered during the calendar quarter from the Mill = allowed $ credit. For example, if the Hopewell, VA Mill sells 1,000 tons of CTO at a Purchase Price of $300 with a WQA Acid Number of 160, the credit would be ((165-160)/165)* $300 * 1,000 = $9,091.

c.	Hexane Insolubles in CTO or BLSS. Seller will provide a credit equal to eight percent (8%) of the Purchase Price for the tons of Below Standard Product sold to Buyer during such calendar quarter by the specific Mill if the WQA of Hexane Insolubles exceeds the Specification for such Mill. Such credit, if payable, shall be limited to a maximum of thirty dollars ($30.00) per ton during the January 1, 2016 to December 31, 2020 period. For each five (5)-year period beginning on January 1, 2021, Buyer will calculate a new maximum per ton credit based on the average maximum credit for Hexane Insolubles agreed to by Buyer with its third party vendors in advance of such applicable time period. If no such market average credit can be established based on Buyer’s third party vendors, then the maximum credit will be eight percent (8%) of the Purchase Price for the tons of Product sold to Buyer during such calendar quarter by the specific Mill.

d.	Soap Number of CTO. Seller will provide a credit equal to eight percent (8%) of the Purchase Price for the tons of Below Standard Product sold to Buyer during such calendar quarter by the specific Mill if the WQA of the Soap Number exceeds the Specification for that Mill. Such credit, if payable, shall be limited to a maximum of thirty dollars ($30.00) per ton during the January 1, 2016 to December 31, 2020 period. For each five (5)-year period beginning on January 1, 2021, Buyer will calculate a new maximum per ton credit based on the average maximum credit for Soap Number of CTO agreed to by Buyer with its third party vendors in advance of such applicable time period. If no such market average credit can be established based on Buyer’s third party vendors, then the maximum credit will be eight percent (8%) of the Purchase Price for the tons of Below Standard Product sold to Buyer during such calendar quarter by the specific Mill.

e.	Black Liquor in BLSS. Seller will provide a credit for excess black liquor included in the tons of Below Standard Product sold to Buyer during such calendar quarter based on the amount that the WQA of Black Liquor is above the Specification maximum limit. For example, if 1000 tons of BLSS is sold that had a WQA of Black Liquor of sixteen percent (16%), then the allowed credit would be (16% - 10%) * 1000 = 60 tons multiplied by the then-current Purchase Price of BLSS.

ii.	Anthraquinone content. Seller shall not ship Products to Buyer with Anthraquinone levels exceeding 500 ppm. Buyer shall have the right to reject delivery of any load of Products that exceeds such Anthraquinone level. Upon such rejection, the Products shall, at Seller’s expense, either be returned to Seller in accordance with Seller’s reasonable instructions or disposed of by Buyer in a manner authorized in advance by Seller.

iii.	Fiber in Soap. See Exhibit B.

iv.	In the event that Seller provides an individual load or loads of Products with one or more Negative Impacts (as defined below), Seller in its discretion shall do one of the following: (a) take back such load(s) with Seller reimbursing Buyer for its freight costs and third party demurrage charges incurred; (b) instruct Buyer to dispose of such loads with Seller reimbursing Buyer for its actual costs incurred for such disposal; or (c) if Buyer provides in writing the actual and reasonable costs it would incur to accept and process such load(s), then Seller may, in its sole discretion, agree to cover such costs and then allow Buyer to proceed with processing such load(s). In the event Seller elects in its sole discretion to pursue either of the foregoing options (a) or (b), Buyer shall have no responsibility for payment to Seller for such load(s). For purposes of this section, a “Negative Impact” refers to (a) a Product varying so significantly from a Specification that it would require substantial pre-processing or other extraordinary corrective measures prior to using such Product in Buyer’s typical production processes, or (b) a Product adversely affected by a temporary process change at Seller’s Mill or Mills, such as adding a pulping agent, which would result in abnormal plugging, fouling, or buildup in Buyer’s production system so as to interfere with Buyer’s standard production process.

v.	Each Mill has the right to do its own testing to validate Buyer’s testing accuracy. In the event of a discrepancy, a mutually acceptable third-party laboratory will be used to settle the discrepancy. Each Party agrees to: (a) accept the values provided by the third party laboratory and (b) pay half of such laboratory’s charge for such testing.

vi.	Each claim for credits outlined in this Section 1 must be made in writing within sixty (60) days after close of the calendar quarter in which the applicable Products were Delivered, or such claim shall be deemed to have been waived.

D.	Process Change: If Seller implements an ongoing process change at a Mill different from current operations that results in ongoing Negative Impacts, then Buyer shall have the right to discontinue such purchases of such Product from such Mill, and Seller shall have the right to sell such Product to a third party until such time as the Negative Impacts are no longer occurring, with no liability to Buyer under this Agreement or at law or in equity in connection with such process change.

E.	Freight: Buyer is responsible for determining the mode of transportation and for providing suitable tank trucks, rail cars or barges for shipments of one hundred percent (100%) of the Products from the Mills. All freight charges, insurance, demurrage and all other expenses incident thereto are for Buyer’s account; provided that if Buyer incurs third party demurrage charges due to Seller’s delay, then Seller shall reimburse Buyer for such charges. Seller will make commercially reasonable efforts to fully load tank trucks or rail cars to minimize total cost of transportation. Buyer may request and Seller shall provide a credit of one percent (1%) of the Purchase Price for each one percent (1%) of volume that each load falls below ninety-five percent (95%) of the working capacity of the tank truck or rail car used to transport such load from the applicable Mill.

Buyer and Seller will work in good faith to enable transportation by barge as is appropriate and mutually agreed. The initial cost to develop and construct infrastructure for barge shipments shall be borne by Buyer and the maintenance costs for such infrastructure shall be as agreed in writing.

F.	Notwithstanding the foregoing, Seller shall have no responsibility to issue credits under this Section 1 or any other compensation or reimbursement to Buyer to the extent that any failure to meet the quality requirements set forth in Exhibit B is due to quality issues with BLSS provided by Buyer to Seller for Toll Acidulation (as defined in Section 5A).

G.	EXCEPT FOR SECTION 1(C)(IV), IN NO EVENT WILL THE TOTAL OF CREDITS AVAILABLE UNDER THIS SECTION 1 FOR BELOW STANDARD PRODUCTS EXCEED THE PURCHASE PRICE DESCRIBED IN SECTION 3 FOR THE APPLICABLE TONNAGE OF SUCH BELOW STANDARD PRODUCTS. THE REMEDIES SET FORTH IN THIS SECTION 1 ARE THE SOLE AND EXCLUSIVE REMEDIES TO COMPENSATE FOR, OR CORRECT THE CONDITION OF, DEFECTIVE OR NON-CONFORMING PRODUCTS, AND NO OTHER REMEDIES CONNECTED WITH THIS AGREEMENT, AT LAW, OR IN EQUITY SHALL APPLY TO SUCH MATTERS.

2.	TERM

A.	This Agreement shall be effective for an initial period commencing on the Effective Date and ending on December 31, 2040 (the “Initial Term”). If either Party chooses to renew the Initial Term for an additional one (1) year from the Initial Term (the “Initial Renewal Term”), it shall provide written notice of renewal to the other Party no less than sixty (60) calendar months prior to the expiration of the Initial Term (the “Renewal Notice”). If the receiving Party acknowledges in writing within sixty (60) days of receipt of the Renewal Notice that it agrees to the Initial Renewal Term, then the Initial Term shall renew for the Initial Renewal Term. Thereafter, if either Party chooses to renew the Initial Renewal Term for additional successive one (1) year terms (each, an “Additional Renewal Term”, and together with the Initial Term and the Initial Renewal Term, the “Term”) it shall provide written notice of renewal to the other Party no less than ninety (90) days prior to the expiration of the Initial Renewal Term or the Additional Renewal Term, as the case may be (each, an “Additional Renewal Notice”). If the receiving Party acknowledges in writing within thirty (30) days of receipt of the Additional Renewal Notice that it agrees to the Additional Renewal Term, then the Initial Renewal Term or the Additional Renewal Term, as the case may be, shall renew for such Additional Renewal Term.

B.	If the Parties do not agree to extend the Initial Term per Section 2A, the quantity of Products subject to this Agreement may be gradually reduced during a five (5)-year period ending on the termination date (the “Transition Period”). The Parties will meet at least six (6) months prior to each calendar year of the Transition Period to discuss the commercial needs of each Party in regards to this Agreement, and may mutually agree to the quantity of Products that are released from the purchase and sale obligations set forth in this Agreement in the following year(s). In the event that the Parties do not reach such a mutual agreement, then, without limiting the first sentence of Section 1A(i) above, the following schedule of Products volumes shall be automatically released from any purchase and sale obligations set forth this Agreement during the following year of the Transition Period:

i.	During the first year (“Year One”) of the Transition Period, Seller shall be obligated to supply, and Buyer shall be obligated to purchase, one hundred percent (100%) of the output of BLSS and CTO produced at Mills, subject to adjustments for opting Product volumes in or out of this Agreement as provided in Section 7 below (such total amount of Products sold by Seller to Buyer during such year to be known as the “Year One Volume”);

ii.	During the second year of the Transition Period, fifteen percent (15%) of the Year One Volume shall be released from the purchase and sale obligations set forth in this Agreement. The amount of Products released from this Agreement during such year shall be known as the “Year Two Released Volume”;

iii.	During the third year (“Year Three”) of the Transition Period, the Year Two Released Volume plus an additional fifteen percent (15%) of the Year One Volume shall be released from the purchase and sale obligations in this Agreement. The total amount of Products released from this Agreement during such year shall be known as the “Year Three Released Volume”;

iv.	During the fourth year (“Year Four”) of the Transition Period, the Year Three Released Volume plus an additional fifteen percent (15%) of the Year One Volume shall be released from the purchase and sale obligations in this Agreement. The total amount of Products released from this Agreement during such year shall be known as the “Year Four Released Volume”; and

v.	During the fifth and final year of the Transition Period, the Year Four Released Volume plus an additional fifteen (15%) of the Year One Volume shall be released from the purchase and sale obligations in this Agreement.

Seller shall be free to sell any volumes of released Products to any third parties. Seller shall have the right to designate in writing at least sixty (60) days prior to each year of the Transition Period the specific U.S. domestic Mill or Mills to be utilized to comprise the volume of Product released from this Agreement pursuant to this Section 2; provided that Seller will utilize good faith efforts to match the released Product volume from an entire Mill or Mills when possible.

3.	PURCHASE PRICE

A.	The prices for each of the Products (each a “Purchase Price”) shall be established quarterly in accordance with this Section 3.

B.	For CTO sold by Seller from its North American Mills, the Purchase Price shall be established in accordance with Exhibit C.

C.	For BLSS sold by Seller from its North American Mills, the Purchase Price shall be established in accordance with Exhibit D.

D.	For BLSS or CTO sold by Seller from its Brazilian Mill, the Purchase Price shall be established in accordance with Exhibit E.

4.	TERMINATION OF EXISTING AGREEMENT

The Parties acknowledge that the Crude Tall Oil and Black Liquor Soap Skimmings Agreement, dated December 6, 2006 as amended, among MeadWestvaco Corporation, Rock Tenn Mill Company and RockTenn CP, LLC, is deemed terminated and superseded by merger of these companies as of July 1, 2015.

5.	TOLL ACIDULATION

A.	Upon mutual written agreement by the Parties, Buyer may deliver to Seller BLSS from Buyer or Buyer’s vendors on behalf of Buyer for acidulation into CTO (“Toll Acidulation”). Buyer and Seller are not obligated to any minimum volumes for tolling but will make commercially reasonable efforts to accommodate volume requests from either Party when possible. From time to time, the Parties may enter into specific agreements which include volume expectations as opportunities arise.

B.	Buyer shall be responsible for the costs of delivering the BLSS to the Mills for Toll Acidulation.

C.	For Toll Acidulation, the price shall be established in accordance with Exhibit F.

D.	Seller shall have the right to refuse to sell BLSS to Buyer from Mills with limited or no acidulation capacity, to transfer BLSS produced by Seller to alternative Mills for acidulation into CTO (“Internally Acidulated BLSS”), and to sell the resulting CTO to Buyer in accordance with the terms of this Agreement, including, without limitation, the pricing for CTO as set forth herein. Seller shall be responsible for handling and shipping among Seller’s facilities such Internally Acidulated BLSS in connection with Seller’s acidulation efforts. Seller shall give Buyer written notice at least sixty (60) days prior to beginning such internal acidulation efforts. Once Buyer has begun purchasing CTO from such Internally Acidulated BLSS from Seller, Seller shall give Buyer written notice at least one (1) year prior to terminating such supply of CTO, which termination shall be in Seller’s sole discretion. Such termination shall thereby obligate Buyer to resume the purchase of BLSS from the original producing Mill.

6.	NEW MILL OPTION; SALE OF MILL; SALE OF BUYER; THIRD PARTY PRODUCTS

A.	During the Term, in the event Seller or its affiliates enable the new production of BLSS or CTO at existing mills or acquire, construct or otherwise begin to operate additional mills which produce BLSS or CTO (each, a “New Mill”), Seller may in its discretion provide Buyer the option of adding to this Agreement the CTO or BLSS production of each New Mill, subject to any time limits as Seller may determine (the “New Mill Option”). If Seller elects to provide such option, Seller shall provide notice of availability to Buyer one hundred and eighty (180) days, or such other time as Seller may determine, prior the date of first availability of Products from such New Mill. If Seller and Buyer elect to add a New Mill to this Agreement, then for a term mutually agreed upon in writing by the Parties: (1) Buyer shall purchase one hundred percent (100%) of the output of Products produced at the New Mill; (2) the New Mill shall be added to the list of Seller’s Mills set forth in Section 1A; and (3) quality Specifications will be added to this Agreement by a mutually agreed upon written amendment, which Specifications will be based in part on the most recent six (6) months’ production from the New Mill; provided that with respect to Seller’s Covington, VA; Tacoma, WA and La Tuque, Quebec mills, such quality Specifications are set forth on Exhibit B. For the avoidance of doubt, Seller’s decision not to add Product volumes from any New Mill(s) to this Agreement will not negatively impact the incentive payment set forth in Exhibit G, Section 3.

B.	In the event that Seller or its affiliates sells or transfers its ownership interest in any Mill during the Term, Seller or its affiliates, as the case may be, may, subject to Section 17 below, assign this Agreement in part to the entity acquiring such Mill or may cause such entity to enter into a written agreement, pursuant to which such entity will assume all of Seller’s or its affiliates’ rights and obligations under this Agreement with respect to such Mill, except that such entity acquiring such Mill shall not be subject to Section 6A. Upon such assignment and assumption, Seller and its affiliates, as applicable, shall have no further obligations under this Agreement with respect to such Mill. For the avoidance of doubt, any sale or transfer of a Mill will not negatively impact the incentive payment set forth in Exhibit G, Section 3.

C.	During the Term, and subject to Section 17 below, in the event that Buyer or its affiliates sells or transfers all or substantially all of its business to which this Agreement relates, then Buyer or its affiliate will cause the acquirer to enter into a written agreement, on and as of the consummation of that sale or transfer, pursuant to which that entity will assume all of Buyer’s rights and obligations under this Agreement. Upon such assignment and assumption, Buyer and its affiliates, as applicable, shall have no further obligations under this Agreement; provided that such acquirer meets Seller’s reasonable and standard credit requirements. If Buyer closes a facility or ceases production at such facility for any period or reason, Buyer shall give Seller first priority to continue to sell its Products to Buyer, and Buyer shall terminate or reduce supplies from its other vendors prior to reducing the amount of any supply of Products purchased from Seller under this Agreement.

D.	From the Effective Date through December 31, 2021, Seller and its affiliates will not directly or indirectly purchase, utilize, process or sell CTO or BLSS from any third party unaffiliated with Seller (“Third Party Products”). From January 1, 2022 through the remainder of the Term, Seller may purchase Third Party Products, and utilize, process, or sell such Third Party Products to third parties in Seller’s sole discretion, subject to the following terms:

i.	If Seller intends to commence purchases of any Third Party Products, Seller’s Director of Procurement shall notify the CEO of Buyer of such intent prior to Seller’s first purchase of Third Party Products.

ii.	If Seller intends to commence purchases of any Third Party Products, Seller shall provide Buyer with written notice of the type of Product(s), a sample of such Third Party Products, anticipated monthly or quarterly volumes, originating mill location, Seller mill location (if third party BLSS is to be acidulated by Seller) and the anticipated time period Seller intends for the Third Party Products transactions to occur (the “Option Notice”). Buyer shall have the option to add the Third Party Products described in the Option Notice to this Agreement by notifying Seller in writing within thirty (30) days of receipt of the Option Notice. If Buyer does not provide such notice to Seller within such thirty (30)-day period, or declines to exercise such option, then such Third Party Products shall not become part of this Agreement, and Seller may sell the Third Party Products described in the Option Notice to one or more third parties. Upon Seller purchasing any Third Party Products, the pricing and incentives on Exhibits C, D, E and G shall adjust, as applicable, as provided in such Exhibit(s).

iii.	For the avoidance of doubt, Third Party Products shall not be included in Products sold to Buyer under this Agreement without Buyer’s prior written consent. If Buyer elects to add the Third Party Products described in the Option

Notice to this Agreement, then for the time period set forth in the Option Notice: (a) Buyer shall purchase one hundred percent (100%) of the Third Party Products identified in the Option Notice; and (b) quality Specifications for such Third Party Products will be added to this Agreement by a mutually agreed upon written amendment to this Agreement.

7.	VOLUME OPT-IN/OPT-OUT OPTIONS

A.	Seller Opt-Out Options. Seller has three (3) options, each providing Seller the right to sell to third parties up to ten percent (10%) of the CTO Equivalent Tons (either in the form of BLSS or CTO) sold by Seller to Buyer during the prior twelve (12) month calendar period ending on the last day of the calendar month immediately preceding the month in which the option is exercised (collectively, the “Seller Options” and each a “Seller Option”). Seller may exercise the Seller Options on the following terms:

i.	Seller may exercise the first Seller Option effective on or after January 1, 2026 (the “First Seller Option”). Thereafter, Seller may exercise the: (a) second Seller Option effective no earlier than three (3) years after the exercise of the First Seller Option (the “Second Seller Option”) and (b) third Seller Option effective no earlier than three (3) years after the exercise of the Second Seller Option (the “Third Seller Option”).

ii.	Seller will provide Buyer with at least twelve (12) months’ prior written notice of Seller’s exercise of any Seller Option, including the effective date and amount of CTO Equivalent Tons (including specific Products and Mill(s)) that Seller will sell to third parties (the “Seller Option Volume”). Following the exercise of a Seller Option, for the remainder of the Term, Seller will solicit contract offers for the Seller Option Volume from third parties for individual terms of no less than one (1) year.

B.	Buyer Opt-Out Options. If Seller exercises the First Seller Option, then Buyer shall have three (3) options, each providing Buyer the right to reduce the volume of Products by up to ten percent (10%) of the CTO Equivalent Tons (either in the form of BLSS or CTO) sold by Seller to Buyer during the prior twelve (12) month calendar period ending on the last day of the calendar month immediately preceding the month in which the option is exercised (collectively, the “Buyer Options” and each a “Buyer Option”). Buyer may exercise the Buyer Options on the following terms:

i.	Buyer may only exercise the Buyer Option effective after Seller exercises the First Seller Option. Thereafter, Buyer may exercise the: (a) second Buyer Option effective no earlier than three (3) years after the exercise of the First Buyer Option (the “Second Buyer Option”) and (b) third Buyer Option effective no earlier than three (3) years after the exercise of the Second Buyer Option (the “Third Buyer Option”).

ii.	Buyer will provide Seller with at least twelve (12) months’ prior written notice of Buyer’s exercise of any Buyer Option, including the effective date and the Products and the amount of Products included in such Buyer Option (the “Buyer Option Volume”). Upon the effective date of the Buyer Option, Seller shall have the right to sell such Buyer Option Volume to third parties.

iii.	Once the Buyer exercises any of the foregoing options, the volumes of Products applicable to such options will remain excluded from this Agreement.

C.	Seller Opt-In Options. Seller may offer to Buyer to add back any removed Seller Option Volume or Buyer Option Volume to the total amount of Products sold to Buyer under the terms of this Agreement.

8.	ROSIN AVAILABILITY FOR THE PRODUCTION OF ROSIN BASED SIZE

Seller acknowledges that Buyer is and intends to be a party to a marketing alliance agreement with one or more third parties that sell rosin based size. Buyer agrees to make available to its marketing alliance partner(s) tall oil rosin for the manufacture of rosin size required by Seller at competitive market prices in quantities no less than the Rosin Supply Available for Seller (as defined below). Seller acknowledges that the terms of sale of the rosin size to Seller from such third parties will be negotiated by Seller and any third parties. For purposes of this Agreement the “Rosin Supply Available for Seller” shall mean for each calendar quarter, an amount equal to the sum of: (a) 100,000 pounds and (b) the average quarterly volume of rosin required to manufacture rosin size manufactured by Buyer for Seller’s benefit during the preceding two calendar quarters. Subject to availability, Buyer will use commercially reasonable efforts to supply its marketing alliance partner(s) with Seller’s additional rosin size requirements in excess of Seller’s committed rosin supply. Notwithstanding the foregoing, neither section nor any other provision of this Agreement shall be deemed to require or commit Seller to purchase the Rosin Supply Available for Seller or any other volume of rosin size from any third party, including, without limitation, any third parties with whom Buyer has or intends to have a marketing alliance. This Agreement is not intended to and does not create any third party beneficiaries, and Seller may or may not decide to purchase rosin size from such third parties in Seller’s sole discretion and without liability for any expenses or costs of Buyer or any third parties in connection with such decisions.

9.	PERFORMANCE INCENTIVES

Seller is eligible for certain performance incentives outlined in Exhibit G.

10.	OTHER CONSIDERATIONS

A.	Due to unique conditions related to the location in Panama City, FL, Buyer may from time to time offer to Swap (as defined below) Products from Panama City with other consumers of CTO or BLSS. Buyer will make a good faith effort to make the Swap occur on an ongoing basis. Seller recognizes Buyer may not be able to come to reasonable terms and should a Swap agreement fail to be completed or fail to continue for the duration of the Term, Buyer shall bear all costs associated with the installation of equipment at Seller’s Panama City, Florida Mill required to enable the loading of BLSS into rail cars or tank trucks for delivery to Buyer; provided that any such costs paid by Buyer will be credited against any Unique Contractual Commitment payment owed by Buyer to Seller pursuant to Exhibit J, Section 2 of this Agreement provided that such credit must be utilized within five (5) years of Buyer incurring such costs. For purposes of this Agreement, a “Swap” shall mean the trade, exchange or similar transaction between Buyer and a third party unaffiliated with Buyer of: (i) Buyer’s CTO and/or BLSS for (ii) the CTO Equivalent Ton of such third party’s CTO or BLSS.

B.	If the Purchase Price for CTO, adjusted as provided in this Agreement, fall below the CTO Energy Index Price described in Exhibit C hereto at any Mill for two (2) consecutive calendar quarters, then such Mill may consume CTO as a source of energy until such time as the Purchase Price for CTO per this Agreement exceeds the CTO

Energy Index Price. Seller shall notify Buyer within fifteen (15) days of the start of the third calendar quarter as to whether it will exercise its rights under this Section. Otherwise, Seller shall not consume CTO or BLSS produced by the Mills internally as a fuel (except where failure to do so could jeopardize the ability of the Mill to operate) without prior written consent from Buyer, which consent shall not be unreasonably withheld.

C.	Once per year during the Term: (i) Seller shall have the right to audit Buyer’s compliance with Sections 1C, 3, 7, 9 and Exhibit J of this Agreement during the most recent twelve (12)-month period and (ii) Buyer shall have the right to audit Seller’s compliance with Sections 1 (first paragraph), 2B, 3D, 6D, 7 and Exhibit H of this Agreement during the most recent twelve (12)-month period.

i.	Such audit shall be conducted by means of a nationally recognized, independent accounting firm (the “Auditor”) approved by both Parties (such approval shall not be unreasonably withheld, conditioned or delayed) who shall inspect and examine the relevant books and records of the audited Party in order to verify compliance with the applicable Section of or Exhibit to this Agreement.

ii.	The requesting Party shall notify the other Party in writing of its intent to exercise its audit rights hereunder. The Parties shall in good faith make reasonable efforts to mutually agree upon a joint letter of instruction for the Auditor which shall describe the format and procedures the Auditor shall undertake and the documents it will examine in the course of its audit. If the Parties are unable to agree on the terms of the letter of instruction, the Auditor shall make its examination and determination in accordance with written instructions provided by the requesting Party; provided that such instructions shall request the examination to be conducted in accordance with this Section 10C. A copy of such written instruction shall be provided to the other Party no later than thirty (30) days prior to the Auditor commencing its audit; provided that, prior to commencing such audit, the Auditor shall have agreed to hold in confidence and not disclose to the requesting Party any of the audited Party’s information. No later than ten (10) days before the audit, the Auditor shall provide the audited Party with a list of documents to be made available by the audited Party and audited Party shall have the documents ready for inspection and review when the Auditor arrives to conduct the audit. In addition, the audited Party is obligated to furnish and make available to the Auditor such other information in the audited Party’s possession as is required in the Auditor’s reasonable judgment to conduct the audit. The Auditor shall have the right to discuss such information with the audited Party’s officers and employees as is required in the Auditor’s reasonable opinion to conduct the audit. The Auditor shall provide both Parties with a final written conclusion of compliance or non-compliance and the amount of the discrepancy, if any. If a discrepancy is found by the Auditor, the Auditor’s conclusion shall specify the amount owed by the applicable Party and a general statement as to the basis for the discrepancy.

iii.	The Auditor’s costs and expenses associated with each such audit shall be borne by the auditing Party if such audit reveals that no refund or reimbursement is due from the audited Party. If such audit reveals an error in payment of five percent (5%) or more in any item subject to the audit, such that a refund or reimbursement is due from the audited Party, then the audited Party shall pay the Auditor’s costs and expenses.

iv.	If as a result of such audit it is determined that one Party owes money to the other Party, such Party shall pay such money to the other Party within thirty (30) days of written request by the other, together with interest thereon at the prevailing prime rate as published by The Wall Street Journal newspaper currently entitled “Money Rates,” not to exceed the maximum rate allowed by applicable law. Interest shall accrue from the date of the discrepancy to the date of payment to the other Party.

D.	Seller reserves the right to install acidulation equipment and convert BLSS to CTO at any Mill at any time.

E.	The Parties shall comply with the Alkaline Brine procedures set forth on Exhibit H.

F.	The Parties shall comply with the Black Liquor Return procedures set forth on Exhibit I.

G.	Seller shall give at least twelve (12) months’ notice prior to ceasing acidulation of BLSS into CTO for any period exceeding thirty (30) days at any Mill which formerly conducted such acidulation, unless such cessation is due to a force majeure event described in Section 16 below. If such Mill is still producing BLSS despite ceasing acidulation, Buyer shall be obligated to purchase BLSS from such Mill. If, pursuant to Exhibit H, a Party requires return of Alkaline Brine generated from the resulting offsite acidulation of such BLSS, Buyer shall arrange for return of the Alkaline Brine to such Mill, and Seller shall pay the transportation costs for such return during the period of cessation or the remaining portion of the Term, whichever is sooner. If such cessation of acidulation occurs without the required twelve (12) months’ notice, then Seller shall have the option in its discretion to (i) internally acidulate such BLSS at its other Mills pursuant to Section 5D above, (ii) sell such BLSS to Buyer at a distressed price of fifty percent (50%) of the then-current Purchase Price for BLSS under this Agreement, for each month that notice was delayed and less than the required twelve (12) months’ notice (the “Delay Period”), or (iii) choose to self-consume and burn such BLSS for a period of twelve (12) months, or any combination of the foregoing. At the end of the Delay Period, Buyer shall be obligated to purchase BLSS at the then-current Purchase Price for BLSS.

H.	The Parties shall comply with the strategic supplier payment procedures set forth on Exhibit J.

11.	DELIVERY

A.	If requested by Buyer, Seller will inform Buyer of planned plant outages as well as its estimate of the quantity of CTO and/or BLSS it may have available in any succeeding calendar quarter. Seller’s estimate shall not obligate Seller to provide any minimum quantity.

B.	Subject to variances in volumes of Products supplied due to planned outages, seasonality in production, changes in product grade mix, or other such general production factors, Seller shall not purposely withhold volumes from month to month in order to deliver Products in bulk at unequal intervals.

C.	Title and risk of loss to all CTO and BLSS shall pass to Buyer at Seller’s Mill site when loaded in tank trucks, rail cars or barges, as mutually agreed upon (“Delivery”).

12.	TERMS OF PAYMENT

A.	Seller shall invoice Buyer upon Delivery of Products and Buyer shall pay each invoice within thirty (30) days of the invoice date. Each Delivery of CTO and BLSS shall constitute a separate and distinct sale, and any default by Buyer in ordering, accepting or paying for any Delivery shall not affect Seller’s right to insist upon full performance of Buyer’s obligations hereunder for the full Term. Likewise, any default by Seller in its performance hereunder shall not affect Buyer’s right to insist upon full performance of Seller’s obligations hereunder for the full Term.

B.	To the extent that Buyer is more than thirty (30) days past due with payments, Buyer shall pay interest on unpaid amounts at the rate equal to the lesser of (i) then-applicable “Prime Rate” of interest per annum as published in the Wall Street Journal plus eight percent (8%), and (ii) the maximum amount permitted by applicable law. To the extent that Buyer is sixty (60) or more days past due with payments, Seller may demand a letter of credit for past due amounts. Seller may cease to ship CTO and/or BLSS to Buyer until such letter of credit or all past due payments are received, in addition to its other rights and remedies in connection with this Agreement.

C.	Buyer shall pay all sales, use, excise and similar taxes which are required by applicable law to be paid by Buyer in connection with the sale of Products from Seller to Buyer under this Agreement or shall supply Seller a suitable tax exempt certificate relating thereto.

D.	(i) Buyer may, but shall not be obligated to, obtain a credit rating by independent, third party, credit-rating institutions. Without limiting Seller’s other rights and remedies, in the event that Buyer obtains a credit rating and Buyer’s credit rating at any time falls to or below a Moody’s Investor Services (“Moody’s”) standard rating of “B1,” or a Standard & Poor’s Financial Services LLC (“S&P”) standard rating of “B+” (each a “Minimum Credit Level”), then Seller shall have the right, in its sole discretion, on thirty (30) days’ notice to Buyer, to require Buyer to either (a) post a letter of credit in an amount necessary to cover all outstanding accounts receivable due from Buyer to Seller and all pending sales of Product by Seller to Buyer or (b) forward a cash amount equal to one hundred twenty-five percent (125%) of the highest accounts receivable balance of Seller’s sales to Buyer over the previous six (6) months or one hundred twenty-five percent (125%) of the forecasted accounts receivable balance, whichever is higher. Any such cash amount received by Seller from Buyer may be comingled with other funds of Seller and shall not bear interest. At Seller’s sole discretion, any such cash amounts and the proceeds of any draws under a letter of credit may be applied by Seller to outstanding accounts receivable from Buyer or held as security for Buyer’s obligations under this Agreement. Upon application of all or any portion of such cash amounts or proceeds of draws under a letter of credit to outstanding accounts receivable from Buyer, Seller shall have the right, in its sole discretion, to require Buyer to post additional letters of credit or additional cash in amounts sufficient to continue to meet the requirements of clause (a) or (b) above, as applicable. To secure Buyer’s obligations under this Agreement, Buyer hereby grants to Seller a security interest in all letters of credit, letter of credit rights and proceeds thereof and all cash amounts now or hereafter received by Seller pursuant to this Section 12D. Seller may suspend production and defer or eliminate further Deliveries and sell its Products to other buyers, in whole or in part, until such conditions are met, with a corresponding adjustment to any volume requirements or credit calculations or incentive payments under this Agreement. When both of Buyer’s credit ratings return to levels above the Minimum Credit Levels, the original payment terms of this Agreement shall be reinstituted for so long as Buyer’s credit levels remain above the Minimum Credit Levels.

(ii) In the event Buyer is unable to obtain or elects not to obtain the foregoing Moody’s or S&P credit ratings, Buyer shall provide its annual audited financial statements and its quarterly company-prepared financial statements to Seller, and any other related information reasonably requested by Seller, in order for Seller to make an informed and accurate assessment of whether Buyer meets the Seller’s typical credit requirements and whether Buyer must post a letter of credit or cash amount as described above; provided, that if Buyer does not provide such financial information, then Buyer acknowledges that Seller may, among its other rights, require Buyer to post the letter of credit or forward the cash amount described above. Buyer’s posting of such letter of credit or forwarding of such cash amount shall be absolute and necessary preconditions to Seller’s obligation to provide any Products to Buyer under this Agreement, and any failure of Buyer to satisfy such conditions will result, in Seller’s sole discretion, in (a) reduction in any amount that Seller deems appropriate to the volumes or percentage of Products sold to Buyer under this Agreement, (b) Seller having the right to sell to third parties any portion of the volumes or percentage of Products not sold to Buyer, and (c) Seller having the right to declare that Buyer’s failure is sufficient and conclusive evidence of Buyer’s insolvency and inability to pay its debts as they mature, in which case Seller shall have the right to terminate this Agreement pursuant to Section 18A below.

13.	WARRANTIES

Seller represents and warrants to Buyer that (a) Seller will convey good and marketable title to the Product free and clear of any liens and encumbrances, and (b) Seller shall manufacture the Products in accordance with all applicable laws, rules and regulations. Seller MAKES NO OTHER WARRANTIES, OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED, ORAL, WRITTEN, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

14.	CLAIMS

All breach of warranty claims relating to any Delivery must be made in writing within thirty (30) days after close of the calendar quarter in which the CTO or BLSS, as the case may be, is received, or it shall be deemed to have been waived.

15.	LIABILITY

Except as set forth in this Agreement, Seller’s liability to Buyer or anyone claiming through or on behalf of Buyer with respect to any claim or loss arising out of a breach of warranty or this Agreement shall be limited to an amount equal to (a) the applicable Purchase Price of the volume of CTO or BLSS, associated with such liability, or (b) where mutually agreed to, replacement of the CTO or BLSS in question. In no event shall EITHER party be liable for any PUNITIVE, incidental, consequential, indirect or special losses or damages (including, without limitation, lost profits, lost revenues, loss of business AND DIMUNITION OF VALUE), whether foreseeable or not AND whether OR NOT occasioned by any failure to perform or the breach of any representation, warranty, covenant or other obligation under this Agreement for any cause whatsoever. Any warranty claim shall be brought within six (6) months of the date of delivery of the relevant load(s) of Products from Seller to Buyer or thereafter be barred. For the avoidance of doubt, any warranty claim shall apply only to those warranties expressly provided for in Section 13 above.

16.	FORCE MAJEURE

Seller shall not be liable for any failure to deliver or for any delay in delivery, and Buyer shall not be liable for any failure to request or take delivery or for any delay in requesting or taking delivery, when any such failure or delay shall be caused, directly or indirectly, in each case beyond the reasonable control of the party whose performance is delayed, by fire, floods, accidents, explosions, machinery breakdown, sabotage, strikes or other labor disturbances (regardless of the reasonableness of the demands of labor), civil commotions, riots, invasions, wars (present or future), acts, restraints, requisitions, regulations or directions of any government in or of the United States, Canada or Brazil, voluntary or mandatory compliance by Buyer or Seller with any request of any federal, state, or local government or any officer, department, agency or committee of such government for purposes of national defense or for materials represented to be for purposes of (directly or indirectly) producing articles for national defense or completing national defense facilities, shortages of labor, fuel, power or raw materials, inability to obtain supplies, failure of normal sources of supplies, inability to obtain or delays of transportation facilities, any act of God or any cause (whether similar or dissimilar to the foregoing), beyond the reasonable control of Buyer or Seller, as the case may be, affecting the production, Delivery, or consumption of any materials covered by this Agreement. The affected Party shall promptly notify the other Party of the occurrence of any of the foregoing and use commercially reasonable efforts to resolve such issue promptly.

17.	ASSIGNMENT

This Agreement may not be assigned (by operation of law or otherwise) in whole or in part by either Party without first obtaining the written consent of the other Party thereto, which consent shall not be unreasonably delayed, conditioned, or withheld; provided, however, that either Party may assign or otherwise transfer all of its rights and obligations under this Agreement to any entity controlling, controlled by or under common control with such Party, upon prior written notice to the other Party. In each case of assignment the entity to which the Agreement is assigned shall accept all the duties and obligations of the assigning Party hereunder.

18.	DEFAULT

A.	Either Party may terminate this Agreement, immediately, upon giving written notice to the other Party, if the other Party liquidates or suspends all, or a substantial portion, of its business; dissolves or terminates its existence; becomes insolvent or unable to pay its debts as they mature; or commits any act of bankruptcy or makes any arrangement, composition or assignment for the benefit or creditors and such bankruptcy or other insolvency proceedings are not discharged within sixty (60) days of the occurrence thereof, all of which events shall be considered a breach hereunder. Upon termination, the non-defaulting Party may seek such damages to which it may be entitled at law or in equity.

B.	Except as to defects in condition or nonconformance of Products, which are governed by the rights remedies set forth in Section 1 above, or Buyer’s failure to provide assurance of financial stability as set forth in Section 12D above, if either Party defaults in the performance of any material provision of this Agreement, the other Party may give notice in writing of such default and, if after thirty (30) days following the giving of such notice said default has not been rectified, the other Party may terminate this Agreement by providing written notice of termination.

C.	The termination of this Agreement shall not release either Party from the obligation to pay any sum that may be owing to the other Party (whether then or thereafter due to Seller) or operate to discharge any liability that had been incurred by either Party prior to any such termination. Furthermore, the provisions in Sections 1C, 12-15, 17, 19 and 21-22 shall survive the termination or expiration of this Agreement.

19.	INSURANCE AND SAFETY POLICIES

A.	Each Party shall obtain, pay for and keep in force during the Term the following insurance coverage with at least the following minimum limits of coverage: (i) statutory workers’ compensation in accordance with all state and local requirements; (ii) employer’s liability with a limit of no less than $1,000,000 for one or more claims arising from each accident; (iii) commercial general liability, including coverage for completed operations (for at least two years after the performance of the Services) and contractually assumed obligations, with liability limit of no less than $1,000,000 per occurrence and $2,000,000 general aggregate; (iv) business automobile liability for all owned, non-owned and hired vehicles with bodily injury limits of no less than $1,000,000 combined single limit; and (v) excess umbrella liability coverage with a limit of no less than $5,000,000 per occurrence. Each Party shall cause its insurers to (a) waive all rights of subrogation against the other Party, its officers, directors and employees, (b) include the other Party and its affiliates as additional insureds for the coverages set forth in clauses (iii), (iv) and (v) above and (c) furnish certificates of insurance to the other Party in a form acceptable to the other Party evidencing that the above insurance is in effect and otherwise complies with the requirements of this Section. Each Party shall give the other Party at least thirty (30) days written notice of any material change or alteration in or the cancellation of any required policy of insurance. At all times during the Term, all insurance must be issued by an entity authorized to do business in the State(s) where business is transacted relating to the Products and must be rated “A-” or better with a financial rating of VIII or better in the A.M. Best Rating Guide. The carrying by each Party of the insurance required herein shall in no way be interpreted as relieving such Party of any other obligations it may have under this Agreement.

B.	As Buyer’s employees and representatives will be coming to the Mills on a recurring basis, Buyer agrees that its employees and any of its authorized subcontractors at each Mill site shall strictly abide by such Mill’s safety and security policies and procedures.

20.	NOTICE

Any notice which a Party hereto is required to give or may desire to give in connection with this Agreement shall be in writing and shall either be (a) delivered in person, (b) sent standard overnight courier or (c) mailed, registered or certified mail, return receipt requested, postage prepaid and addressed to the attention of the Party intended as the recipient at the address listed below. The Party provided such written notice shall also send a contemporaneous notice by email to the recipient’s email address provided below. All such notices shall be deemed to have been received upon the date of delivery.

To Seller:

WestRock Company
3950 Shackleford Road
Duluth, GA 30096
Attn: Chief Procurement Officer

With a copy to:

WestRock Company
Attn: General Counsel
504 Thrasher Street
Norcross, Georgia 30071
Email: LegalDepartment@WestRock.com

To Buyer:

Ingevity Corporation
Attn: CTO Procurement Manager
5255 Virginia Avenue
North Charleston, SC 29406

Ingevity Corporation
Attn: General Counsel
5255 Virginia Avenue
North Charleston, SC 29406

21.	Confidentiality

Any Party receiving Confidential Information (as defined below) from the other Party shall maintain the confidential and proprietary status of such Confidential Information, keep such Confidential Information and each part thereof within its possession or under its control sufficient to prevent any activity with respect to the Confidential Information that is not specifically authorized by this Agreement, use commercially reasonable efforts, in each case, to prevent the disclosure of any Confidential Information to any other person or entity, and use commercially reasonable efforts to ensure that such Confidential Information is used only for those purposes specifically authorized herein; provided, however, that such restrictions shall not apply to any Confidential Information which is (a) independently developed by, or already in possession of, the receiving Party, as demonstrated by its written records, (b) in the public domain at the time of its receipt or thereafter becomes part of the public domain through no fault of the receiving Party, (c) received without an obligation of confidentiality from a third party who, to the receiving party’s knowledge, has the right to disclose such information, (d) released from the restrictions of this Section 21 by the express written consent of the other Party hereto, or (e) compelled to be disclosed by law or pursuant to a court order (the disclosing Party shall, however, use commercially reasonable efforts to obtain confidential treatment of any such disclosure). “Confidential Information” shall mean: (x) the terms and conditions of this Agreement and (y) all information and records relating to the operation of each other’s business, including, without limitation, trade secrets, technical information, development, production, sales, marketing, pricing and financial details related to the refining of CTO. Each Party shall return or destroy all Confidential Information of the other Party within thirty (30) days following the termination of this Agreement for any reason, except for one (1) copy that may be retained by the recipient’s legal department for archival, compliance or enforcement purposes.

22.	GOVERNING LAW

This Agreement is to be governed by and interpreted in accordance with the internal substantive laws of the Commonwealth of Virginia.  The Parties consent to and agree that venue is proper with, and any and all disputes arising out of or relating in any way to the Agreement shall be subject to the exclusive jurisdiction of, the U.S. District Court for the Eastern District of Virginia (Richmond Division), or the Circuit Court of the County of Henrico, Virginia.  The Parties consent to the jurisdiction of such courts, agree to accept service of process by mail and waive any jurisdictional or venue defenses otherwise available. The Parties expressly reject the applicability to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

23.	WAIVER; AMENDMENT

Except as otherwise expressly provided herein, the failure or delay by either Party to exercise any of its rights hereunder shall not be construed to be a waiver of any of such rights. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by both Parties. No waiver of any performance required under this Agreement shall be deemed a waiver of future compliance with all of the terms hereof.

24.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties hereto with respect to the sale and purchase of CTO and BLSS and there are no understandings, representations or warranties of any kind whatsoever with respect to such sale and purchase except as expressly herein set forth. All modifications to this Agreement shall be in writing and signed by Buyer and Seller. A failure to exercise any right hereunder with respect to any breach shall not constitute a waiver of such right with respect to any subsequent breach. Any references to “the Agreement” in the exhibits hereto are references to this Agreement.

25.	COUNTERPARTS; FACSIMILE SIGNATURE

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A signature sent by telecopy or facsimile transmission shall be as valid and binding upon the Party as an original signature of such Party.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

INGEVITY CORPORATION		WESTROCK SHARED SERVICES, LLC

By:		By:
	Name:		Name:
	Title		Title

WESTROCK MWV, LLC

By:
Name:
Title

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